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                                                            Exhibit 12

                                            CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                                                   (in thousands)

                                                                       12 Months Ended

                                                _______________________________________________________________
                                                                              December 31,
                                                September 30,  ________________________________________________
                                                    1994         1993      1992      1991      1990      1989
                                                _____________  ________  ________  ________  ________  ________

Net income. . . . . . . . . . . . . . . . . . .      $ 82,101  $ 84,011  $ 72,601  $ 75,683  $ 71,562  $ 71,222

Add--Federal and state income taxes:
  Current . . . . . . . . . . . . . . . . . . .        54,321    50,441     6,110    36,316    39,380    45,464
  Deferred (net). . . . . . . . . . . . . . . .        (3,169)    1,674    33,998     7,573    (2,964)   (2,774)
  Investment tax credit amortization. . . . . .        (3,367)   (3,366)   (3,336)   (3,464)   (3,306)   (3,288)
  Income tax applicable to nonoperating
    activities. . . . . . . . . . . . . . . . .           883       631     2,989     2,413     2,986     3,246
  Income tax applicable to provision
    for prior period revenue refunds. . . . . .             -         -         -         -         -    (7,465)
                                                      _______   _______   _______   _______   _______   _______
                                                       48,668    49,380    39,761    42,838    36,096    35,183
                                                      _______   _______   _______   _______   _______   _______
Net income before income taxes. . . . . . . . .       130,769   133,391   112,362   118,521   107,658   106,405
                                                      _______   _______   _______   _______   _______   _______

Add--Fixed charges
  Interest on long-term debt. . . . . . . . . .        31,388    32,823    35,534    36,652    36,589    36,604
  Interest on provision for revenue refunds . .              -        -      (803)    4,261     3,396     3,432
  Other interest. . . . . . . . . . . . . . . .            131      479       392     1,231     1,070     1,052
  Amortization of net debt premium and
    discount. . . . . . . . . . . . . . . . . .          1,685    1,598       863       338       326       290
                                                       _______  _______   _______   _______   _______   _______
                                                        33,204   34,900    35,986    42,482    41,381    41,378
                                                       _______  _______   _______   _______   _______   _______
Earnings as defined . . . . . . . . . . . . . .       $163,973 $168,291  $148,348  $161,003  $149,039  $147,783
                                                       =======  =======   =======   =======   =======   =======

Ratio of earnings to fixed charges. . . . . . .           4.94     4.82      4.12      3.79      3.60      3.57

Earnings required for preferred dividends:
  Preferred stock dividends . . . . . . . . . .       $  3,498 $  3,718  $  4,549  $  5,396  $  5,617  $  5,856
  Adjustment to pre-tax basis*. . . . . . . . .          2,074    2,185     2,491     3,054     2,833     2,893
                                                       _______  _______   _______  ________    ______   _______
                                                      $  5,572 $  5,903  $  7,040  $  8,450  $  8,450  $  8,749
                                                       _______  _______   _______  ________   _______   _______
Fixed charges plus preferred stock
  dividend requirements . . . . . . . . . . . .       $ 38,776 $ 40,803  $ 43,026  $ 50,932  $ 49,831  $ 50,127
                                                       =======  =======   =======   =======   =======   =======

Ratio of earnings to fixed charges plus
  preferred stock dividend requirements . . . .           4.23     4.12      3.45      3.16      2.99      2.95


* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings required for preferred dividends
{          Net income                   }

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